EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Innodata Inc. of our reports dated March 15, 2013, on our audits of the consolidated financial statements and financial statement schedules of Innodata Inc. and Subsidiaries as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012 and on the effectiveness of internal control over financial reporting of Innodata Inc. as of December 31, 2012, which reports are included in Innodata Inc.’s 2012 Annual Report on Form 10-K.

/s/ CohnReznick LLP

Roseland, New Jersey

December 18, 2013